Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kimbell Royalty Partners, LP (“Kimbell”) of our report dated March 12, 2018, relating to the financial statements of Haymaker Properties, L.P., as of and for the years ended December 31, 2017 and 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to related party transactions and an other matter paragraph related to the supplemental oil and gas information), appearing in Amendment No. 1 to the Current Report on Form 8-K/A of Kimbell dated July 27, 2018.

/s/ Deloitte & Touche LLP

Houston, Texas

December 4, 2018